EXHIBIT 10.3

MEMORANDUM

To: William V. Grickis, Jr.

Date: September 22, 2003

I am pleased to offer you the position of Senior Vice President and General Counsel of Gerber Scientific, Inc. ("Gerber"). In this capacity, you will be reporting directly to me.

Following are the principal terms of our offer:

1. Date of Employment

Your employment with Gerber will commence on October 1, 2003.

2. Compensation

You will be a full-time salaried exempt employee, and your base salary for this position will be $225,000 per year.

You will be eligible to participate in the Gerber Scientific, Inc. 2000-2004 Executive Annual Incentive Bonus Plan. Your bonus target will be 50% of base salary. Any bonus payout for fiscal year 2004 will be pro-rated in accordance with the terms of the Plan.

3. Stock Options

You will be eligible to participate in the Gerber Scientific, Inc. 2003 Employee Stock Option Plan. The Plan is administered by the Management Development and Compensation Committee of the Board of Directors of Gerber Scientific, Inc. You will be awarded options to purchase 10,000 shares of Gerber common stock. The exercise price will be the closing price of Gerber common stock on the date the options are granted. Future grants are at the discretion of the Committee.

4. Benefits

In addition to all other existing Company employee benefits including medical, dental, life and disability insurance, you will be entitled to three (3) weeks vacation per year.

Upon your first anniversary of service with the Company, you will be entitled to Change-in-Control and executive severance benefits pursuant to the Severance Policy for Senior Officers of Gerber. Until that time, you will be entitled to three (3) months' severance under the terms and conditions of the Severance Policy for Senior Officers.

5. Drug Test

Gerber has a mandatory drug-testing program for all new employees. We will help you arrange for this testing prior to your commencement date.

6. Proof of eligibility to work in the United States

On your starting date, please bring with you documents that substantiate your identity and eligibility for employment in this country (i.e., Social Security card, birth certificate, driver's license, or a valid passport). This is a requirement of the Immigration and Control Act.

7. Confidentiality Agreement

All employees are required as a condition of employment to read and sign Gerber's Confidentiality and Inventions Agreement. Gerber extends this job offer to you on the basis of the business and/or technical skills that you have demonstrated to us. We expect you to honor any and all obligations regarding proprietary and confidential information that you may have obtained from any former employers just as we expect that you will refrain from disclosing to third parties any confidential and proprietary information you may learn while employed at Gerber. It is the individual responsibility of all Gerber employees to fully comply with and honor all of their obligations regarding information of a confidential or proprietary nature.

Gerber Scientific, Inc. is an "at will" employer. This means that your employment with Gerber is for no fixed term and that either you or Gerber may, at any time and for any reason, decide to terminate the employment relationship without any liability to the other.

Bill, I believe this position will offer you an enjoyable and challenging career opportunity and we all look forward very much to working with you.

____________________________________
/s/ Marc T. Giles
President and Chief Executive Officer

Accepted and agreed this 26th day
of September, 2003.

____________________________________
/s/ William V. Grickis, Jr.